Exhibit 5.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

September 17, 2020

Castor Maritime Inc.
223 Christodoulou Chatzipavlou Street
Hawaii Royal Gardens
3036 Limassol, Cyprus

Re:	Castor Maritime Inc.

Ladies and Gentlemen:

We have acted as counsel to Castor Maritime Inc., a Marshall Islands corporation (the “Company”), in connection with the Company’s Registration Statement on Form F-3 (File No. 333-240262) (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) on July 31, 2020, as thereafter amended or supplemented, with respect to the registration for resale (the “Resale Registration”) by the selling securityholders named in the Registration Statement (the “Selling Securityholders”) of 57,750,000 warrants (the “Warrants”) and 57,750,000 of the Company’s common shares, par value $0.001 per share (the “Warrant Shares”) issuable upon the exercise of the Warrants issued by the Company to the Selling Securityholders on July 15, 2020.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, (ii) the prospectus of the Company (the “Prospectus”) included in the Registration Statement, (iii) the Warrants and (iv) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Resale Registration have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Resale Registration comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

Castor Maritime Inc.
September 17, 2020

In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any of the Warrants and Warrant Shares, there will not have occurred any change in the law or the facts affecting the validity of the Warrants and Warrant Shares.

With respect to the Warrant Shares, we have assumed that, as of each and every time any of the Warrant Shares are issued upon exercise of the Warrants in accordance with the terms therein, the Company will have a sufficient number of authorized and unissued common shares available for issuance under its Articles of Incorporation.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations set forth below, we are of the opinion that the Warrants are legally issued and valid and legally binding obligations of the Company and the Warrant Shares, when issued and delivered against payment therefor upon the exercise of the Warrants in accordance with the terms therein, will be validly issued, fully paid and non-assessable.

The foregoing opinions are subject in each case to applicable insolvency, bankruptcy, reorganization, moratorium, fraudulent transfer, fraudulent conveyance or other similar laws affecting generally the enforceability of creditors' rights from time to time in effect and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, including application of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles.

This opinion is limited to the laws of the State of New York, the federal laws of the United States of America, and the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement or Prospectus.

Very truly yours, /s/ Seward & Kissel LLP